UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 7, 2005

MBNA Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-10683	52-1713008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wilmington, Delaware	19884-0131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 362-6255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

€500 Million Issuance under Euro Medium Term Note Programme

On February 7, 2005, MBNA Europe Funding plc issued €500 million Euro Medium Term Notes (the "Notes") pursuant to its €6,000,000,000 Euro Medium Term Note Programme. The Notes are unsecured obligations of MBNA Europe Funding plc and are unconditionally and irrevocably guaranteed in respect to all payments by MBNA America Bank, N.A. ("MBNA America"). The Notes pay a fixed annual rate of 3.00% and will mature on February 7, 2008. The Notes were underwritten by Lehman Brothers International (Europe) and WestLB AG, London Branch, as lead managers for a purchase price of 99.907 percent of the principal amount. The Notes may be accelerated following an Event of Default (as defined in the Trust Deed referred to below) applicable to the Notes, such as non-payment of principal or interest or MBNA Europe Funding plc’s or MBNA America’s default on other indebtedness above a specified amount or their failure to comply with the terms of the Trust Deed.

The Notes were issued pursuant to the terms of the Fifth Supplemental Trust Deed, dated September 24, 2004, by and among MBNA America, MBNA Europe Funding plc, and Deutsche Trustee Company Limited (formerly called Bankers Trustee Company Limited), which is filed as Exhibit 4 to MBNA Corporation’s Current Report on Form 8-K filed on September 30, 2004.

For additional discussion of the Euro Medium Term Note Programme, see "Note 17: Long-Term Debt and Bank Notes - Euro Medium-Term Notes" on page 84 of the 2003 Annual Report to Stockholders, which is incorporated herein by reference.

MBNA America is MBNA Corporation’s principal subsidiary and the parent of MBNA Europe Bank Limited ("MBNA Europe"). MBNA Europe is the parent of MBNA Europe Funding plc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBNA Corporation

Date: February 10, 2005	By:	/s/	Kenneth A. Vecchione
Kenneth A. Vecchione
Chief Financial Officer